EXHIBIT 11.1

                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
            Nine Months Ended October 1, 1995 and September 25, 1994

(Thousands of Dollars and Shares Except Per Share Data)

                                           1995                  1994
                                     -----------------    -----------------
                                                Fully                Fully
                                     Primary   Diluted    Primary   Diluted
                                     -------   -------    -------   -------

Net earnings before cumulative
 effect of change in accounting
 principles                         $ 70,362    70,362    103,502   103,502
Interest and amortization on 6%
 convertible notes, net of taxes           -     4,338          -     4,323
                                     -------   -------    -------   -------
Net earnings before cumulative
 effect of change in accounting
 principles applicable to common
 shares                               70,362    74,700    103,502   107,825
Cumulative effect of change in
 accounting principles                     -         -     (4,282)   (4,282)
                                     -------   -------    -------   -------
Net earnings applicable to
 common shares                      $ 70,362    74,700     99,220   103,543
                                     =======   =======    =======   =======

Weighted average number of shares
 outstanding:(a)
  Outstanding at beginning of
   period                             87,528    87,528     87,795    87,795
  Actual exercise of stock
   options and warrants                  169       169        221       221
  Assumed exercise of stock
   options and warrants                  600       704      1,720     1,720
  Assumed conversion of 6%
   convertible notes                       -     5,114          -     5,114
  Purchase of common stock                (7)       (7)      (144)     (144)
                                     -------   -------    -------   -------
  Total                               88,290    93,508     89,592    94,706
                                     =======   =======    =======   =======

Per common share:
  Earnings before cumulative
   effect of change in
   accounting principles            $    .80       .80       1.16      1.14
  Cumulative effect of change
   in accounting principles                -         -       (.05)     (.05)
                                     -------   -------    -------   -------
  Net earnings                      $    .80       .80       1.11      1.09
                                     =======   =======    =======   =======

(a) Computation to arrive at the average number is a weighted average computation.